Exhibit 99.2

For Immediate Release

Triangle Petroleum Announces Proposed Acquisition of

15,000 Net Acres; Increase of Operated Acreage Position to

7,000 Net Acres; Upward Revision of 2011 Capex Program

Denver, Colorado—March 4, 2011—Triangle Petroleum Corporation ( “Triangle”) (AMEX: TPLM, TSXV: TPO)) an oil and gas exploration and production company with assets in North Dakota, Montana and Eastern Canada, today announced that it has acquired or entered into agreements to acquire up to approximately 15,000 net acres for the Bakken and Three Forks formations in the Williston Basin. If completed, the acquisitions would increase Triangle’s total net acreage position to approximately 30,000 net acres, and increase its total operated acres to approximately 7,000 net acres.

As a result of the acquisitions and an increased non-operated drilling program, Triangle expects to increase its drilling budget over the next 12 month period. Triangle currently anticipates that it will participate in the drilling of over 75 gross (10.6 net) wells, including Triangle’s first operated well which is set to spud in late 2011. Triangle is currently participating in the drilling or completion of 9 gross wells and anticipates spuding an additional 10 gross wells in the next 30 days. In addition, the Company currently has an interest in 34 gross permitted wells that should spud before year-end 2011.

The Acquisitions

On March 2, 2011, Triangle entered into an agreement with an undisclosed seller to acquire certain assets consisting of approximately 7,700 undeveloped net acres in McKenzie County, North Dakota. The aggregate consideration is approximately $34.1 million in cash, subject to customary purchase price adjustments. Based on Triangle’s initial due diligence, however, Triangle believes that it will only acquire approximately 6,500 net acres, as 1,200 net acres of the original 7,700 net acres are being conveyed in the form of a top lease that Triangle does not currently believe will vest due to an existing well producing on the underlying leases in question, which are held by another operator. In the event the top lease does not vest, the purchase price could be adjusted downward to approximately $28.6 million. The closing, which is subject to customary conditions, is scheduled to occur on March 14, 2011.

On March 4, 2011, Triangle entered into a separate agreement (the “Slawson Agreement”) with Slawson Exploration Inc., a privately held Kansas corporation (“Slawson”), to acquire certain assets of Slawson. The assets include certain oil and natural gas leases located in Williams County, North Dakota, comprised of approximately 6,700 undeveloped net acres. The aggregate consideration, subject to customary purchase price adjustments, is comprised of approximately $14.5 million in cash and approximately one million shares of Triangle’s common stock. Triangle is currently the minority working interest owner and Slawson is the majority working interest owner on approximately 1,600 of these net acres in Williams County, North Dakota. Those net acres are subject to Triangle’s previously disclosed Slawson participation agreement. As a result of the Slawson Acquisition, Triangle will assume operations on that acreage. The closing, which is subject to customary conditions, is scheduled to occur on April 1, 2011.

Triangle has also purchased an additional 1,800 net non-operated acres in various transactions at an average cost of approximately $1,200 per net acre. The acreage is located primarily in Williams and McKenzie Counties of North Dakota.

About Triangle

Founded in 2006, Triangle (AMEX: TPLM; TSXV: TPO) is an independent oil and gas exploration company that has acquired, or committed to acquire, approximately 30,000 net acres in the Williston Basin targeting the Bakken Shale and Three Forks formations and approximately 475,000 gross acres (413,000 net acres) in the Windsor Block of Nova Scotia.

For more information please visit www.trianglepetroleum.com.